EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the Restricted Share Award Plan 2025, Partner Warrants Plan 2025, Partner Warrants Plan 2024, Partner Warrants Plan 2023-1, Director Warrants Issuance Agreement, dated June 30, 2025, Director Warrants Issuance Agreement, dated June 28, 2024 and Director Warrants Issuance Agreement, dated June 27, 2023 of Sequans Communications S.A. of our reports dated April 30, 2025, with respect to the consolidated financial statements of Sequans Communications S.A. and the effectiveness of internal control over financial reporting of Sequans Communications S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2024 filed with the Securities and Exchange Commission.

/s/ Ernst & Young Audit
Paris – La Défense, France
July 29, 2025